Exhibit 99
FOR IMMEDIATE RELEASE

February 8, 2006


                           THE EASTERN COMPANY REPORTS
                  RESULTS FOR 2005 FOURTH QUARTER AND YEAR-END


Naugatuck, CT-The Eastern Company (AMEX-EML) today announced its operating results for the fourth quarter and full year of 2005. Sales for the fourth quarter of 2005 were $28.2 million, compared to $24.8 million in 2004, an increase of 13.9%, while sales for the full year 2005 were $109.1 million, an increase of 9.0% when compared to sales of $100.1 million in 2004.

For the fourth quarter of 2005 net income of $1.3 million or $0.34 per diluted share, compared to the $1.4 million or $0.37 per diluted share reported in the fourth quarter of 2004. For the full year 2005, net income decreased 8.2% to $4.4 million or $1.12 per diluted share, compared to net income of $4.8 million or $1.27 per diluted share in 2004.

Leonard F. Leganza, President and CEO stated, "The Company's sales for the year 2005 reached a historical record of $109 million and fourth quarter sales represented the thirteenth straight quarter of improved sales when compared to the prior year quarter. The positive results of our product development programs and marketing efforts were important factors contributing to our continuing sales progress. In addition, the sectors of the general economy which affect our markets continued to be robust during 2005. In particular, the Industrial Hardware and Security segments of the Company had very positive results in both sales and earnings in 2005 and anticipate strong results in 2006. We anticipate sales and earnings progress in all Company units in 2006."

Mr. Leganza continued, "Two important areas where the Company initiated longer term projects did have a negative impact on full year 2005 earnings. We continued to increase our manufacturing capabilities at our subsidiary, Eastern Industrial Ltd., in Shanghai, China. The charges to earnings resulting from the start up costs and expenses attributable to that expansion impacted our 2005 earnings by $0.23 per diluted share. We are now able to more effectively supply the off-shoring needs of our domestic units as well as to produce product for non-affiliated customers, and we anticipate further growth and positive results from this unit in 2006. One of our long term strategic objectives is to participate in the current expansion of off-shoring not only to support the requirements of our domestic units but also to produce product for unaffiliated customers and to take advantage of any future sales potential in the Asian markets."

Mr. Leganza commented further, "Our Metal Casting operations also sustained charges which impacted our earnings negatively in the amount of $0.21 per diluted share. The charges incurred were principally the result of reduced capacity utilization because of the lower demand for our proprietary mine roof anchor products. We also re-focused the division's operations to emphasize and increase our capability in the production of ductile iron products in addition to the malleable iron products for which we are well known. We continued our initiative to introduce our mine roof support products into the China market."



The Eastern Company is a 148-year-old leading manufacturer of vehicular and industrial hardware, locks, metal castings, coin collection and smart card products. It operates from nine locations in the U.S., Canada, Mexico, Taiwan and China. The diversity of the Company's products enables it to respond to the changing requirements of a broad array of markets.


Forward-Looking Statements: Information in this news release contains statements which reflect the Company's current expectations regarding its future operating performance and achievements. Actual results may differ due to the many economic uncertainties that affect the Company's business environment. Further information about the potential factors which could affect the Company's financial results are included in the Company's reports and filings with the Securities and Exchange Commission. The Company is not obligated to update or revise the aforementioned statements for those new developments.

Contact:          Leonard F. Leganza or John L. Sullivan III
                  (203) 729-2255

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Statement of Consolidated Income (unaudited)

THE EASTERN COMPANY (AMEX - EML)



                                                    THREE Months Ended                             TWELVE Months Ended

                                              13 wks                13 wks                   52 wks                 52 wks
                                          Dec. 31, 2005          Jan. 1, 2005             Dec. 31, 2005          Jan. 1, 2005
                                          -------------          ------------             -------------          ------------
Net Sales                                 $ 28,213,597          $  24,772,496             $109,107,290          $100,130,158



Net Income After Tax                         1,296,849              1,414,167                4,367,187             4,757,701


Net Income Per Share:

                   Basic                  $       0.36          $        0.39             $       1.20          $       1.31
                   Diluted                $       0.34          $        0.37             $       1.12          $       1.27

Weighted average shares outstandings:

                   Basic                     3,638,460              3,633,316                3,636,715             3,627,541

                   Diluted                   3,862,891              3,797,826                3,885,891             3,745,701

